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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                           --------------------------

                                 SCHEDULE 14D-1

                             TENDER OFFER STATEMENT

      PURSUANT TO SECTION 14(d)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 5)

                                TSI INCORPORATED

                       (Name of Subject Company [Issuer])

            JOHN J. FAUTH, JJF GROUP, INC. AND JJF ACQUISITION, INC.

                                    (Bidder)

                          COMMON STOCK $.10 PAR VALUE

                         (Title of Class of Securities)

                                   872876107

                     (CUSIP Number of Class of Securities)

                           --------------------------

                                 JOHN J. FAUTH
                            3100 METROPOLITAN CENTRE
                              333 SOUTH 7TH STREET
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 673-6700
           (Name, Address and Telephone numbers of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)

                                   COPIES TO:

                            RICHARD D. MCNEIL, ESQ.
                            RICHARD A. PRIMUTH, ESQ.
                          LINDQUIST & VENNUM P.L.L.P.
                                4200 IDS CENTER
                          MINNEAPOLIS, MINNESOTA 55402
                                 (612) 371-3211

                           CALCULATION OF FILING FEE

                 TRANSACTION VALUATION                                    AMOUNT OF FILING FEE(2)
                    $154,476,140(1)                                              $30,895.23

(1) Estimated for purposes of calculating the filing fee only. The calculation is based on the purchase of an aggregate of 11,034,000 shares of TSI Incorporated, which (i) includes 11,232,816 shares of currently outstanding shares of TSI common stock as of June 16, 1999 as disclosed in TSI's Form 10-K for the fiscal year ended March 31, 1999; (ii) includes 810,194 shares of TSI's common stock subject to outstanding options as of March 31, 1999 as disclosed in TSI's Form 10-K; and (iii) excludes 1,009,000 shares of common stock owned by the bidder.

(2) Calculated based upon 1/50 of 1% of the transaction valuation.

/X/ Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:    $30,895.23       Filing Party:  Same as above
Form or Registration No.:  Schedule 14D-1   Date Filed:    July 12, 1999

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--------------------------------------------------------------------------------

                        (CONTINUED ON FOLLOWING PAGE(S))
                              (Page 1 of 7 Pages)

                                 SCHEDULE 14D-1

(CUSIP NO. OF CLASS OF SECURITIES) 872876107                   Page 2 of 7 Pages

--------------------------------------------------------------------------------

(1) Names of reporting person  John J. Fauth
    I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------

(2) Check the appropriate box if a member of a group (see instructions).

                                                                         (a) / /

                                                                         (b) / /
--------------------------------------------------------------------------------

(3) SEC use only

--------------------------------------------------------------------------------

(4) Source of funds (see instructions)

    PF, 00
--------------------------------------------------------------------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(e) or 2(f).

                                                                             / /
--------------------------------------------------------------------------------

(6) Citizenship or place of organization

    United States
--------------------------------------------------------------------------------

(7) Aggregate amount beneficially owned by each reporting person.

    1,009,000
--------------------------------------------------------------------------------

(8) Check if the aggregate amount in Row (7) excludes certain shares (see instructions).

                                                                             / /
--------------------------------------------------------------------------------

(9) Percent of class represented by amount in Row (7)

    9.0%
--------------------------------------------------------------------------------

(10) Type of reporting person (see instructions)

    IN
--------------------------------------------------------------------------------

                                 SCHEDULE 14D-1

(CUSIP NO. OF CLASS OF SECURITIES) 872876107                   Page 3 of 7 Pages

--------------------------------------------------------------------------------

(1) Name of reporting person  JJF Group, Inc.
    I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------

(2) Check the appropriate box if a member of a group (see instructions).

                                                                         (a) / /

                                                                         (b) / /
--------------------------------------------------------------------------------

(3) SEC use only

--------------------------------------------------------------------------------

(4) Source of funds (see instructions)

    OO
--------------------------------------------------------------------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(e) or 2(f)

                                                                             / /
--------------------------------------------------------------------------------

(6) Citizenship or place of organization

    United States
--------------------------------------------------------------------------------

(7) Aggregate amount beneficially owned by each reporting person

    1,009,000
--------------------------------------------------------------------------------

(8) Check if the aggregate amount in Row (7) excludes certain shares (see instructions).

                                                                             / /
--------------------------------------------------------------------------------

(9) Percent of class represented by amount in Row (7)

    9.0%
--------------------------------------------------------------------------------

(10) Type of reporting person (see instructions)

    CO
--------------------------------------------------------------------------------

                                 SCHEDULE 14D-1

(CUSIP NO. OF CLASS OF SECURITIES) 872876107                   Page 4 of 7 Pages

--------------------------------------------------------------------------------

(1) Name of reporting person  JJF Acquisition, Inc.
    I.R.S. Identification Nos. of above persons (entities only)

--------------------------------------------------------------------------------

(2) Check the appropriate box if a member of a group (see instructions).

                                                                         (a) / /

                                                                         (b) / /
--------------------------------------------------------------------------------

(3) SEC use only

--------------------------------------------------------------------------------

(4) Source of funds (see instructions)

    OO
--------------------------------------------------------------------------------

(5) Check if disclosure of legal proceedings is required pursuant to Items 2(e) or 2(f)

                                                                             / /
--------------------------------------------------------------------------------

(6) Citizenship or place of organization

    United States
--------------------------------------------------------------------------------

(7) Aggregate amount beneficially owned by each reporting person

    1,009,000
--------------------------------------------------------------------------------

(8) Check if the aggregate amount in Row (7) excludes certain shares (see instructions).

                                                                             / /
--------------------------------------------------------------------------------

(9) Percent of class represented by amount in Row (7)

    9.0%
--------------------------------------------------------------------------------

(10) Type of reporting person (see instructions)

    CO
--------------------------------------------------------------------------------

    The purpose of this amendment is to file additional exhibits to the
Schedule 14D-1 filed on July 12, 1999.

ITEM 11: MATERIAL TO BE FILED AS EXHIBITS.

    *(a)(1)  Offer to Purchase dated July 12, 1999.

    *(a)(2)  Form of Letter of Transmittal.

    *(a)(3)  Form of Notice of Guaranteed Delivery.

    *(a)(4) Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

    *(a)(5) Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

    *(a)(6)  Text of press release issued by the Purchaser dated July 9, 1999.

    *(a)(7) Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

    *(a)(8)  Form of summary advertisement dated July 13, 1999.

    *(a)(9) Definitive Proxy Materials filed July 2, 1999 with the Securities and Exchange Commission by John J. Fauth and JJF Group, Inc. for the Annual Meeting of Shareholders of TSI Incorporation (SEC File No. 000-02958), incorporated herein by reference.

    *(a)(10) Supplement of July 12, 1999 to Proxy Statement of John J. Fauth and JJF Group, Inc.

    *(a)(11) Letter to TSI shareholders dated July 13, 1999.

    *(a)(12) Advertisment dated July 15, 1999.

    *(a)(13) Letter to TSI shareholders dated July 15, 1999.

    *(a)(14) Letter to TSI shareholders from RJ Steichen & Co. dated July 16,
             1999.

    *(a)(15) Press Release dated July 19, 1999.

    *(a)(16) Advertisement dated July 19, 1999.

     (a)(17) Advertisement dated July 21, 1999.

     (a)(18) Press Release dated July 21, 1999.

    *(b)(1) Highly Confident Letter from BNY Capital Markets, Inc. dated July 9, 1999.

    *(b)(2) Form of Margin Loan Agreement (incorporated herein by reference from the Statement of Schedule 13(D), filed with the Securities and Exchange Commission on June 2, 1999 by John J. Fauth.

    (c)  None.

    (d)  None.

    (e)  Not applicable.

    (f)  None.

------------------------

*   Previously filed.

                                   SIGNATURE

    After due inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 21, 1999                          JJF ACQUISITION, INC.

                                              By:                   /s/ JOHN J. FAUTH
                                                         --------------------------------------
                                              Name:             John J. Fauth,
                                              Title:            President

                                              JJF GROUP, INC.

                                              By:                   /s/ JOHN J. FAUTH
                                                         --------------------------------------
                                              Name:             John J. Fauth,
                                              Title:            President

                                                                    /s/ JOHN J. FAUTH
                                                         --------------------------------------
                                                                John J. Fauth

                                 EXHIBIT INDEX

EXHIBIT
NAME
------------------------------------------------------------------------------------------------------------------
*(a)(1)    Offer to Purchase dated July 12, 1999.

*(a)(2)    Form of Letter of Transmittal.

*(a)(3)    Form of Notice of Guaranteed Delivery.

*(a)(4)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

*(a)(5)    Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other
           Nominees.

*(a)(6)    Text of press release issued by the Purchaser dated July 9, 1999.

*(a)(7)    Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*(a)(8)    Form of summary advertisement dated July 13, 1999.

*(a)(9)    Definitive Proxy Materials filed July 2, 1999 with the Securities and Exchange Commission by John J.
           Fauth and JJF Group, Inc. for the Annual Meeting of Shareholders of TSI Incorporation (SEC File No.
           000-02958), incorporated herein by reference.

*(a)(10)   Supplement of July 12, 1999 to Proxy Statement of John J. Fauth and JJF Group, Inc.

*(a)(11)   Letter to TSI shareholders dated July 13, 1999.

*(a)(12)   Advertisment dated July 15, 1999.

*(a)(13)   Letter to TSI shareholders dated July 15, 1999.

*(a)(14)   Letter to TSI shareholders from RJ Steichen & Co. dated July 16, 1999.

*(a)(15)   Press Release dated July 19, 1999.

*(a)(16)   Advertisement dated July 19, 1999.

 (a)(17)   Advertisement dated July 21, 1999.

 (a)(18)   Press Release dated July 21, 1999.

*(b)(1)    Highly Confident Letter from BNY Capital Markets, Inc. dated July 9, 1999.

*(b)(2)    Form of Margin Loan Agreement (incorporated herein by reference from the Statement of Schedule 13(D), filed with the Securities and Exchange Commission on June 2, 1999 by John J. Fauth.

(c)        None.

(d)        None.

(e)        Not applicable.

(f)        None.

------------------------

*   Previously filed.